SNOW BECKER KRAUSS P.C.
605 Third Avenue
New York, New York 10158
Telephone: 212-687-3860
Facsimile: 212-949-7052

September 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20006

Re:	MTM Technologies, Inc. Amendment Number 1 to Registration Statement on Form S-3 Registration No. 333-117549

Dear Sirs and Madams:

We have acted as counsel for MTM Technologies, Inc., a New York corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,721,631 shares (the “Shares”) of the common stock, par value $.001 per share (the “Common Stock”), of the Company, to be offered and sold by certain securityholders of the Company (the “Selling Securityholders”). In this regard, we have participated in the preparation of a Registration Statement on Form S-3, to which this letter serves as exhibit 5.1 (the “Registration Statement”), relating to the Shares. The Shares include (a) 1,565,817 shares (the “Outstanding Shares”) of Common Stock currently outstanding and (b) an aggregate of 6,155,814 shares (the “Underlying Shares”) of Common Stock issuable upon (i) conversion of Series A Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), of the Company (an aggregate of 5,255,814 Underderlying Shares) and (ii) exercise of warrants (the “Warrants”) of the Company (an aggregate of 900,000 Underlying Shares), which Preferred Stock and Warrants are outstanding and currently owned by the Selling Securityholders.

We are of the opinion that (x) the Shares issued and outstanding on the date hereof are duly authorized, legally issued, fully paid and non-assessable and (y) the Underlying Shares, upon issuance in accordance with the terms of the Preferred Stock and Warrants, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus comprising a part of the Registration Statement.

Very truly yours, Snow Becker Krauss P.C.
By:	/s/ Jack Becker
Jack Becker, Esq.